EXHIBIT 99.1 BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM, AL 35244 205-444-4600 205-444-4640 FAX www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc.	Noonan Russo Presence Euro RSCG
Michael A. Darwin	Mary Claire Duch (Investors)
Chief Financial Officer	(212) 845-4278
(205) 444-4600	Wendy Lau (Media)
(212) 845-4272

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Birmingham, Alabama – April 23, 2003 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the first quarter ended March 31, 2003. The Company reported revenues of $308,000 in the first quarter of 2003, compared to $539,000 in the first quarter of 2002. The net loss for the quarter ended March 31, 2003 was $2,788,000, or $0.16 per share, compared to a net loss of $5,616,000, or $0.32 per share, for the same period last year. As of March 31, 2003, the Company had cash, cash equivalents and investments of $33.5 million.

Interest and other income decreased 42.9% to $308,000 in the first quarter of 2003 compared to $539,000 in the first quarter of 2002. This decrease was due to a reduction in cash used in funding operations.

Research and development expenses decreased 53.8% to $2,489,000 in the three months ended March 31, 2003 from $5,387,000 in the three months ended March 31, 2002. The decrease is primarily attributed to the final clinical trial expenses related to the Phase III development of peramivir during the first quarter of 2002, a program that was discontinued in June 2002. In addition, personnel and other operating costs were lower due to a smaller staff in 2003. General and administrative expenses for the three months ended March 31, 2003 decreased 21.0% to $607,000 as compared to $768,000 for the same period in 2002. This decrease is also primarily related to our reduced staff as compared to the first quarter of 2002.

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Page 2 — BioCryst Pharmaceuticals, Inc.

“BioCryst made progress in each of our key internal programs – BCX-1777, BCX-3607, and hepatitis C polymerase inhibitors – in the first quarter, even while maintaining strict cost controls,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst. “We are initiating three additional Phase I clinical trials with BCX-1777, consisting of a trial that is open to patients with refractory hematologic malignancies, a trial in refractory patients with cutaneous T-cell lymphoma, and a pharmacology study in refractory cancer patients, including those with solid tumors. We continued the preclinical work on BCX-3607 to support a pre-IND meeting with the FDA scheduled for early May of this year, and continued discussions with potential development partners for providing the financial support necessary to initiate Phase I clinical studies later this year. In the drug discovery area, we obtained encouraging preclinical data on a new class of hepatitis C polymerase inhibitors, designed by our team at BioCryst.”

The Company will sponsor a conference call at 10:00 am EDT on Wednesday, April 23, 2003, which is open to the public. Interested investors can listen to the call live over the Internet from the investor relations website at www.biocryst.com or by dialing 1-800-946-0709, and providing the passcode number 614113.

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes essential for cancer, cardiovascular diseases and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. Enrollment in a Phase I trial for one of BioCryst’s product candidates, BCX-1777, is underway at several cancer centers for patients with T-cell leukemias and T-cell lymphomas. BioCryst has several new enzyme targets in drug discovery including tissue factor/factor VIIa, hepatitis C polymerase and complement component C1s. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of BCX-1777, that we may not be able to continue future development of BCX-1777, BCX-3607 or any of our other current development programs including tissue factor/factor VIIa, hepatitis C polymerase and complement component C1s, that BCX-1777 or our other development programs may never result in future license or royalty payments being received by BioCryst, that BCX-1777 or any of our other product candidates may not receive required regulatory clearances from the FDA, that BioCryst may not be able to expand its product development pipeline, that BioCryst may not have sufficient cash to continue funding the development of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to the Company. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC. FINANCIAL SUMMARY

CondensedStatements of Operations (unaudited) (in thousands, except per share)

	Three Months Ended March 31,
	2003	2002
Revenues:
Collaborative and other research and
development	$0	$0
Interest and other	308	539

Total revenues	308	539

Expenses:
Research and development	2,489	5,387
General and administrative	607	768

Total expenses	3,096	6,155

Net loss	$(2,788)	$(5,616)

Net loss per share	$(0.16)	$(0.32)

Weighted average shares outstanding	17,663	17,627

Balance Sheet Data (in thousands)

	March 31, 2003 (Unaudited)	December 31, 2002 (Audited)
Cash, cash equivalents and securities	$33,488	$36,163
Total assets	38,563	41,300
Accumulated deficit	(94,748)	(91,960)
Stockholders’ equity	37,376	40,128

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